Exhibit 99.1: Press Release by Grace Development, Inc. dated August 20,
1999.

Grace Development, Inc. & New Millennium Multimedia, Inc. announce signing of Agreement and Plan of Merger

Source: Business Wire

DENVER, Aug 20, 1999 (BUSINESS WIRE) -- Grace Development, Inc. (Nasdaq: GCDV) and New Millennium Multimedia, Inc., d/b/a Avana, announced today that they have signed a definitive agreement to combine the two companies. Jacob Barrocas, President of Grace Development and Richard S. Granville, Chairman & CEO of New Millennium, speaking for their respective companies, stated that they expected to close the transaction within the next two weeks.

Grace Development is a development stage company, which seeks qualified business acquisition opportunities. New Millennium, doing business as Avana (WWW.Avana.net), is a communications company based in Atlanta, which is developing a wireless voice, data and video network to enable customers to bypass incumbent former regional Bell operating companies for service. Avana has applied competitive local exchange carrier status in nine southeastern states and currently has service offerings in Georgia, North Carolina, Tennessee and Alabama.

Over the next few months, Avana, together with network facilities providers, will begin to deploy a radio/microwave telephony network, which, when implemented, can provide residential and commercial customers with local, long distance, high-speed Internet access and cellular/paging services. Avana intends to utilize a "One Company - One Bill" approach to service billing. Avana uses several network facilities providers, including ICG Communications (Nasdaq:
ICGX) for ATM, frame relay and PRI service for interconnection and Qwest Communications (Nasdaq: QWST) for long distance and VOIP services. Avana also has an ongoing relationship with Lucent Technologies (NYSE: LU) for network solutions and implementation services.

Any statements contained herein that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Grace Development and New Millennium caution readers that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the availability of capital to continue development plans and programs. Although expectations reflected in the forward-looking statements are believed


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to be reasonable, neither Grace Development nor New Millennium can make any assurances that such plans and programs will be developed or, if developed, will be successfully implemented.

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